electroCore Provides Select Second Quarter 2023 Financial Guidance

•	Record revenue of approximately $3,550,000 for the three months ended June 30, 2023; 65% increase over second quarter of 2022

ROCKAWAY, N.J., July 11, 2023 (GLOBE NEWSWIRE) -- electroCore, Inc. (the “Company”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine and wellness company, today provided select preliminary unaudited financial guidance for the second quarter of 2023.

Financial Guidance
Preliminary unaudited financial guidance for the second quarter of 2023:

Revenue: The Company anticipates reporting record quarterly revenue of approximately $3,550,000 for the quarter ended June 30, 2023. This would represent approximately 65% growth over second quarter 2022 revenue of approximately $2,157,000.

Rx gammaCore - Department of Veterans Affairs and Department of Defense: For the second quarter of 2023, the Company expects to recognize record revenue of approximately $2,085,000 from its government channel which includes sales pursuant to the Department of Veterans Affairs (“VA”) and Department of Defense (“DoD”) originating prescriptions for the Company’s gammaCore® products. This would represent approximately 75% revenue growth compared to approximately $1,189,000 of revenue from this channel during the second quarter of 2022. 138 VA and DoD military treatment facilities have purchased gammaCore products through June 30, 2023, as compared to 106 through June 30, 2022.

Rx gammaCore – United States Commercial: Physician dispense cash pay channel prescribers, including gC Direct and gConcierge, have grown to approximately 2,225 at the end of the second quarter of 2023, up from 660 at the end of the second quarter of 2022. The Company expects revenue in these cash pay channels to be approximately $430,000 in the second quarter of 2023 representing approximately 32% growth over the second quarter 2022 revenue of $325,000.

Truvaga: For the second quarter of 2023, the Company expects to recognize net revenue of approximately $291,000 as compared $147,000 in the first quarter of 2023. Truvaga was launched in late 2022.

TAC-STIM: Revenues associated with our human performance brand, TAC-STIM™ which was launched in late 2022, is expected to be approximately $311,000.

Outside of the U.S.: The Company expects to recognize revenue of approximately $427,000 from its business outside of the U.S. for the second quarter of 2023, which would represent approximately an 8% decrease from the second quarter of 2022. Revenue from outside of the U.S. increased by 8% in local currency, before unfavorable adjustments in foreign exchange rate.

Net Cash Used: Net cash used during the quarter ended June 30, 2023, was approximately $3.5 million.

FY 2023 Revenue Guidance

The Company reiterated its revenue guidance of $14.0-$15.0 million for the year ending December 31, 2023.

The Company intends to provide a detailed operational and financial update during its second quarter 2023 earnings call in August 2023.

About electroCore, Inc.
electroCore, Inc. is a commercial stage bioelectronic medicine and wellness company dedicated to improving health through its non-invasive vagus nerve stimulation (“nVNS”) technology platform. Our focus is the commercialization of medical devices for the management and treatment of certain medical conditions and consumer product offerings utilizing nVNS to promote general wellbeing and human performance in the United States and select overseas markets.

For more information, visit www.electrocore.com.

Forward-Looking Statements
This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about expectations for revenue during the second quarter 2023 and revenue for 2023, electroCore’s business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; business prospects around its TAC-STIM and Truvaga wellness offerings and other new products and markets, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," and other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, TAC-STIM™, and Truvaga™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, inflation and currency fluctuations, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall economic and market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:
ECOR Investor Relations

(973) 302-9253

investors@electrocore.com